Exhibit 99.1

TIPTREE REPORTS Q4 and 2020 FINANCIAL RESULTS
•Revenues of $257.4 million for the quarter, up 23.4% from Q4’19. 2020 revenues of $810.3 million, up 4.9% from 2019, driven by growth in our insurance and mortgage operations, partially offset by unrealized investment mark-to-market losses. Excluding realized and unrealized gains and losses, 2020 revenues increased 17.4% versus 2019.

•Net income for Q4’20 of $14.3 million, up from $4.2 million in Q4’19. Adjusted net income for the quarter of $16.2 million, up 54.2% from Q4’19, driven by growth in revenues and margin improvement in our insurance and mortgage operations.

•Net loss for 2020 of $29.2 million compared to net income of $18.4 million for the prior year. 2020 adjusted net income increased 86.4% to $51.4 million, from $27.6 million in 2019, driven by growth in revenues and margin improvement in our insurance and mortgage operations. Return on average equity was (6.4)% in 2020, as compared to 5.0% in 2019. Adjusted return on average equity was 13.1% in 2020, as compared to 6.8% in 2019.

•Book value per share of $10.90 as of December 31, 2020, when combined with dividends paid of $0.16 per share, decreased 4.0% from the prior year, driven by a combination of net losses, partially offset by 2,384,286 share repurchases during the year at an average 43% discount to book value per share.

•Declared a dividend of $0.04 per share to stockholders of record on March 22, 2021 with a payment date of March 29, 2021.

New York, New York - March 11, 2021 - Tiptree Inc. (NASDAQ:TIPT) (“Tiptree” or the “Company”), a holding company that combines specialty insurance operations with investment management, today announced its financial results for the quarter and year ended December 31, 2020.

($ in thousands, except per share information)	Three Months Ended December 31,		For the Year Ended December 31,
GAAP:	2020	2019	2020	2019
Total revenues	$257,395	$208,568	$810,301	$772,728
Net income (loss) attributable to common stockholders	$14,270	$4,147	$(29,158)	$18,361
Diluted earnings per share	$0.40	$0.11	$(0.86)	$0.50
Cash dividends paid per common share	$0.04	$0.04	$0.16	$0.155
Return on average equity	17.6%	4.5%	(6.4)%	5.0%

Non-GAAP: (1)
Adjusted net income	$16,191	$10,502	$51,431	$27,598
Adjusted return on average equity	17.6%	10.3%	13.1%	6.8%
Book value per share	$10.90	$11.52	$10.90	$11.52
____________________________
(1) For information relating to Adjusted net income, Adjusted return on average equity and book value per share, including a reconciliation to GAAP financials, see “—Non-GAAP Reconciliations” below.

Earnings Conference Call
Tiptree will host a conference call on Friday, March 12, 2021 at 9:00 a.m. Eastern Time to discuss its Q4 and full year 2020 financial results. A copy of our investor presentation, to be used during the conference call, as well as this press release, will be available in the Investor Relations section of the Company’s website, located at www.tiptreeinc.com.

The conference call will be available via live or archived webcast at http://www.investors.tiptreeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, please dial 1-877-407-4018 (domestic) or 1-201-689-8471 (international). Please dial in at least five minutes prior to the start time.

A replay of the call will be available from Friday, March 12, 2021 at 1:00 p.m. Eastern Time, until midnight Eastern on Friday, March 19, 2021. To listen to the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international), Passcode: 13714442.

Financial Highlights

Overall:
•Net income for Q4’20 of $14.3 million, up from $4.2 million in Q4’19 driven by improved performance in our insurance and mortgage operations. Net loss for total year 2020 of $29.2 million was driven by unrealized losses on equities, primarily our holding of Invesque, partially offset by growth in insurance underwriting operations and growth in volume and margins in our mortgage business.
•Adjusted net income for Q4’20 of $16.2 million, up 54.2% from Q4’19. Adjusted net income increased 86.4% to $51.4 million, from $27.6 million in 2019, driven by growth and improved margins in our insurance and mortgage operations. Adjusted return on average equity was 13.1% in 2020, as compared to 6.8% in 2019.
•Book value per share of $10.90 as of December 31, 2020, when combined with dividends paid, decreased 4.0% from 2019, driven by a combination of net losses, partially offset by share repurchases at discounts to book value per share.
•In 2020, 2019 and 2018, we purchased and retired 2,384,286, 1,472,730 and 2,177,235 shares of our common stock, respectively, for $37.1 million in aggregate, at an average 42% discount to book value per share.
•Cash and cash equivalents of $136.9 million as of December 31, 2020, of which $80.0 million resides outside our statutory insurance subsidiaries.

Insurance (Fortegra Group):
•Gross written premiums and premium equivalents were $490.9 million in Q4’20, up 35.7% from Q4’19. The metric was $1,666.9 million in 2020, as compared to $1,297.0 million in 2019, up 28.5% as a result of growth in our U.S. Insurance programs including commercial, warranty, and niche personal lines, and the acquisition of Smart AutoCare.
•Income before taxes of $26.5 million in Q4’20, up $13.6 million from Q4’19. Income before taxes of $26.9 million decreased 27.2% as compared to $37.0 million in 2019, primarily driven by net realized and unrealized losses on investments as compared to gains in the prior year. Return on average equity was 8.1% in 2020 as compared to 10.7% in 2019.
•Adjusted net income of $13.6 million in Q4’20, up 28.1% from Q4’19. Adjusted net income increased 32.4% to $43.4 million in 2020, as compared to $32.8 million in 2019. Adjusted return on average equity was 15.2% in 2020, as compared to 12.3% in 2019 driven by growth in commercial, warranty and niche personal lines programs.
•The combined ratio in Q4’20 was 90.0%, as compared to 91.1% in Q4’19. For total year 2020, the combined ratio improved to 91.5%, as compared to 92.4% in 2019, driven by the shift in business mix toward more profitable warranty and commercial programs.
•In January 2020, we acquired Smart AutoCare, a growing vehicle warranty and service contract administrator in the U.S. which contributed $248.8 million of gross written premiums and premium equivalents in 2020. The acquisition expanded our distribution channels and dramatically increased our presence in the auto warranty sector.
•In September 2020, we formed a new excess and surplus lines subsidiary, Fortegra Specialty Insurance Company, which we expect will broaden our product reach and scope within the U.S.
•On December 31, 2020, we acquired Sky Auto for approximately $25 million of cash consideration to further expand our presence in the auto warranty sector. The acquisition supplements our distribution with direct marketing capabilities.

Mortgage:
•Income before taxes of $31.1 million in 2020, as compared to $3.0 million in 2019. Adjusted net income of $28.6 million in 2020, an increase of $24.6 million from 2019, driven by growth in volumes and margins as interest rates dropped and home prices increased in 2020.
•Return on average equity of 50.9% and adjusted return on average equity of 60.5% in 2020, as compared to 7.1% and 12.0%, respectively, in 2019.

Results of Operations
Revenues

For the three months ended December 31, 2020, revenues were $257.4 million, which increased $48.8 million or 23.4% compared to the prior year period. For the year ended December 31, 2020, revenues were $810.3 million, which increased $37.6 million, or 4.9% compared to the prior year, primarily due to a combination of growth in commercial and warranty programs in our insurance business and revenues associated with our mortgage business. Offsetting these increases were net realized and unrealized losses of $83.6 million for the year ended December 31, 2020, on Invesque and other equity securities.

The combination of unearned premiums and deferred revenues of $1,259.7 million on the balance sheet grew by $410.4 million, or

48.3%, from December 31, 2019 to December 31, 2020 as a result of increased gross written premiums and premium equivalents, primarily in commercial and warranty programs and the acquisition of Smart AutoCare.

The table below provides a breakdown between net realized and unrealized gains and losses from Invesque and other securities, which impacted our consolidated results on a pre-tax basis. Many of our investments are carried at fair value and marked to market through unrealized gains and losses. As a result, we expect our earnings relating to these investments to be relatively volatile between periods. Our fixed income securities are primarily marked to market through accumulated other comprehensive income (AOCI) in stockholders’ equity and do not impact net realized and unrealized gains and losses until they are sold.

($ in thousands)	Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net realized and unrealized gains (losses)(1)	$14,452	$1,330	$(1,817)	$12,189
Net realized and unrealized gains (losses) - Invesque	$(2,038)	$499	$(81,813)	$(1,200)
(1) Excludes Invesque and Mortgage realized and unrealized gains and losses. The year ended December 31, 2019 includes a $7.6 million gain on sale of our CLO business.

Net Income (Loss) Attributable to Common Stockholders

For the three months ended December 31, 2020, net income attributable to common stockholders was $14.3 million, an increase of $10.2 million. For the year ended December 31, 2020, net loss available to common stockholders was $29.2 million, a decrease of $47.5 million from net income of $18.4 million in 2019. The decrease for the year ended December 31, 2020 was primarily driven by the same factors that impacted revenues in the respective periods.

Non-GAAP

Management uses Adjusted net income and book value per share as measurements of operating performance. Management believes these measures provide supplemental information useful to investors as they are frequently used by the financial community to analyze financial performance and comparison among companies. Management uses Adjusted net income and adjusted return on average equity as part of its capital allocation process and to assess comparative returns on invested capital. Adjusted net income represents income before taxes, less provision (benefit) for income taxes, and excluding the after-tax impact of various expenses that we consider to be unique and non-recurring in nature, stock-based compensation, net realized and unrealized gains (losses), and intangibles amortization associated with purchase accounting. Adjusted net income and Adjusted return on average equityare not measurements of financial performance or liquidity under GAAP and should not be considered as an alternative or substitute for GAAP net income. See “Non-GAAP Reconciliations” for a reconciliation of these measures to their GAAP equivalents.
Adjusted net income for the three months ended December 31, 2020 was $16.2 million, an increase of $5.7 million from the prior year period. Adjusted net income for the year ended December 31, 2020 was $51.4 million, an increase of $23.8 million from 2019. For the year ended December 31, 2020, the key drivers of the increase were driven by improved performance in our insurance and mortgage operations.

Adjusted return on average equity for the three months ended December 31, 2020 was 17.6% as compared to 10.3% from the prior year period. The 2020 Adjusted return on average equity was 13.1%, as compared to 6.8% in 2019, with the increase in both periods driven by improved performance in our insurance and mortgage operations.

Total stockholders’ equity was $373.5 million as of December 31, 2020 compared to $411.4 million as of December 31, 2019. In 2020, Tiptree returned $19.3 million to shareholders through share repurchases and dividends paid. Book value per share for the period ended December 31, 2020 was $10.90, a decrease from book value per share of $11.52 as of December 31, 2019. The key drivers of the reduction from the prior year were losses per share and dividends paid of $0.16 per share. The decrease was partially offset by the purchase of 2,384,286 million shares at an average 43% discount to book value.

Results by Segment

We classify our business into two reportable segments, Insurance and Mortgage, with the remainder of our operations aggregated into Tiptree Capital - Other. Corporate activities include holding company interest expense, corporate employee compensation and benefits, and other expenses, including, but not limited to, public company expenses.

Pre-tax Income

($ in thousands)	Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Insurance	$26,530	$12,935	$26,948	$37,030
Mortgage	9,627	1,772	31,102	2,959
Tiptree Capital - other	(1,833)	4,111	(61,242)	23,391
Corporate	(9,756)	(8,941)	(35,660)	(34,241)
Income (loss) before taxes	$24,568	$9,877	$(38,852)	$29,139
Adjusted net income - Non-GAAP (1)
The following tables present the components of Adjusted net income.

($ in thousands)	Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Insurance	$13,588	$10,611	$43,423	$32,806
Mortgage	9,090	1,597	28,578	3,929
Tiptree Capital - other	931	3,655	4,497	14,083
Corporate	(7,418)	(5,361)	(25,067)	(23,220)
Adjusted net income (1)	$16,191	$10,502	$51,431	$27,598
(1)     For further information relating to the Company’s Adjusted net income, including a reconciliation to GAAP income (loss) before taxes, see “—Non-GAAP Reconciliations.”

About Tiptree
Tiptree Inc. (NASDAQ: TIPT) is a holding company that allocates capital across a broad spectrum of businesses, assets and other investments. Our principal operating business, Fortegra, is a specialty insurance program underwriter and service provider, which focuses on niche business lines and fee-oriented services. We also allocate capital to a diverse group of select investments that we refer to as Tiptree Capital. For more information, please visit www.tiptreeinc.com.

Forward-Looking Statements

This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “target,” “will,” or similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations for our businesses and intentions. The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, and as described in the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this release. The factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could affect our forward-looking statements. Consequently, our actual performance could be materially different from the results described or anticipated by our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statements.

Tiptree Inc.
Consolidated Balance Sheets
($ in thousands, except share data)

	As of
	December 31, 2020	December 31, 2019
Assets:
Investments:
Available for sale securities, at fair value, net of allowance for credit losses	$377,133	$335,192
Loans, at fair value	90,732	108,894
Equity securities	123,838	155,378
Other investments	219,701	137,472
Total investments	811,404	736,936
Cash and cash equivalents	136,920	133,117
Restricted cash	58,355	11,473
Notes and accounts receivable, net	370,452	286,968
Reinsurance receivables	728,009	539,833
Deferred acquisition costs	229,430	166,493
Goodwill	179,236	99,147
Intangible assets, net	138,215	47,974
Other assets	162,034	68,510
Assets held for sale	181,705	107,835
Total assets	$2,995,760	$2,198,286

Liabilities and Stockholders’ Equity
Liabilities:
Debt, net	$366,246	$374,454
Unearned premiums	860,690	754,993
Policy liabilities and unpaid claims	233,438	144,384
Deferred revenue	399,211	94,601
Reinsurance payable	224,660	143,869
Other liabilities and accrued expenses	362,865	172,140
Liabilities held for sale	175,112	102,430
Total liabilities	$2,622,222	$1,786,871

Stockholders’ Equity:
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued or outstanding	$—	$—
Common stock: $0.001 par value, 200,000,000 shares authorized, 32,682,462 and 34,562,553 shares issued and outstanding, respectively	33	35
Additional paid-in capital	315,014	326,140
Accumulated other comprehensive income (loss), net of tax	5,674	1,698
Retained earnings	35,423	70,189
Total Tiptree Inc. stockholders’ equity	356,144	398,062
Non-controlling interests	17,394	13,353
Total stockholders’ equity	373,538	411,415
Total liabilities and stockholders’ equity	$2,995,760	$2,198,286

Tiptree Inc.
Consolidated Statements of Operations
($ in thousands, except share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Earned premiums, net	$132,997	$134,396	$477,991	$499,108
Service and administrative fees	52,683	27,558	186,973	106,239
Ceding commissions	4,884	2,458	21,101	9,608
Net investment income	1,113	3,304	9,916	14,017
Net realized and unrealized gains (losses)	55,782	25,122	62,410	83,868
Other revenue	9,936	15,730	51,910	59,888
Total revenues	257,395	208,568	810,301	772,728
Expenses:
Policy and contract benefits	69,137	46,425	236,898	170,681
Commission expense	73,038	77,987	280,210	303,057
Employee compensation and benefits	47,843	35,181	172,737	129,479
Interest expense	9,064	6,876	32,582	27,059
Depreciation and amortization	5,334	3,661	17,578	13,569
Other expenses	28,411	28,561	109,148	99,744
Total expenses	232,827	198,691	849,153	743,589
Income (loss) before taxes	24,568	9,877	(38,852)	29,139
Less: provision (benefit) for income taxes	8,403	5,311	(13,627)	9,017
Net income (loss)	16,165	4,566	(25,225)	20,122
Less: net income (loss) attributable to non-controlling interests	1,895	419	3,933	1,761
Net income (loss) attributable to common stockholders	$14,270	$4,147	$(29,158)	$18,361

Net income (loss) per common share:
Basic earnings per share	$0.42	$0.12	$(0.86)	$0.52
Diluted earnings per share	$0.40	$0.11	$(0.86)	$0.50

Weighted average number of common shares:
Basic	33,213,307	34,562,219	33,859,775	34,578,292
Diluted	33,213,307	34,562,219	33,859,775	34,578,292

Dividends declared per common share	$0.04	$0.04	$0.16	$0.16

Tiptree Inc.
Non-GAAP Reconciliations (Unaudited)

Non-GAAP Financial Measures — Adjusted net income and Adjusted return on average equity

The Company defines Adjusted net income as income before taxes, less provision (benefit) for income taxes, and excluding the after-tax impact of various expenses that we consider to be unique and non-recurring in nature, including merger and acquisition related expenses, stock-based compensation, net realized and unrealized gains (losses) and intangibles amortization associated with purchase accounting. We use adjusted net income as an internal operating performance measure in the management of business as part of our capital allocation process. We believe adjusted net income provides useful supplemental information to investors as it is frequently used by the financial community to analyze financial performance between periods and for comparison among companies. Adjusted net income should not be viewed as a substitute for income before taxes calculated in accordance with GAAP, and other companies may define adjusted net income differently.

We define Adjusted return on average equity as Adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholder’s equity during the period. We use Adjusted return on average equity as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted return on average equity should not be viewed as a substitute for return on average equity calculated in accordance with GAAP, and other companies may define adjusted return on average equity differently.

	Year Ended December 31, 2020
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate Expenses	Total
Income (loss) before taxes	$26,948	$31,102	$(61,242)	$(35,660)	$(38,852)
Less: Income tax (benefit) expense	(3,725)	(7,066)	13,624	10,794	13,627
Less: Net realized and unrealized gains (losses) (1)	13,804	4,018	67,668	—	85,490
Plus: Intangibles amortization (2)	9,213	—	—	—	9,213
Plus: Stock-based compensation expense	2,287	2,482	174	3,172	8,115
Plus: Non-recurring expenses	3,418	—	624	758	4,800
Plus: Non-cash fair value adjustments	—	—	(2,141)	—	(2,141)
Less: Tax on adjustments	(8,522)	(1,958)	(14,210)	(4,131)	(28,821)
Adjusted net income	$43,423	$28,578	$4,497	$(25,067)	$51,431

Adjusted net income	$43,423	$28,578	$4,497	$(25,067)	$51,431
Average stockholders’ equity	285,760	47,202	138,606	(79,092)	392,476
Adjusted return on average equity	15.2%	60.5%	3.2%	NM%	13.1%

(1)	Specifically associated with acquisition purchase accounting.
(2)	For the year ended December 31, 2020, included $1,860 of incentive fees paid with respect to specific unrealized and realized gains that are added-back to Adjusted net income.

	Three Months Ended December 31, 2020
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate Expenses	Total
Income (loss) before taxes	$26,530	$9,627	$(1,833)	$(9,756)	$24,568
Less: Income tax (benefit) expense	(6,436)	(3,005)	(1,118)	2,156	(8,403)
Less: Net realized and unrealized gains (losses) (1)	(13,505)	1,265	1,686	—	(10,554)
Plus: Intangibles amortization (2)	2,255	—	—	—	2,255
Plus: Stock-based compensation expense	909	1,069	19	(39)	1,958
Plus: Non-recurring expenses	1,232	—	284	405	1,921
Plus: Non-cash fair value adjustments	—	—	820	—	820
Less: Tax on adjustments	2,603	134	1,073	(184)	3,626
Adjusted net income	$13,588	$9,090	$931	$(7,418)	$16,191

Adjusted net income	$13,588	$9,090	$931	$(7,418)	$16,191
Average stockholders’ equity	291,845	55,254	111,248	(90,732)	367,615
Adjusted return on average equity	18.6%	65.8%	3.3%	NM%	17.6%

(1)	Specifically associated with acquisition purchase accounting.
(2)	For the three months ended December 31, 2020, included $1,860 of incentive fees paid with respect to specific unrealized and realized gains that are added-back to Adjusted net income.

	Year Ended December 31, 2019
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate Expenses	Total
Income (loss) before taxes	$37,030	$2,959	$23,391	$(34,241)	$29,139
Less: Income tax (benefit) expense	(8,455)	(640)	(4,457)	4,535	(9,017)
Less: Net realized and unrealized gains (losses) (1)	(6,896)	2,056	(6,148)	—	(10,988)
Plus: Intangibles amortization (2)	7,510	—	—	—	7,510
Plus: Stock-based compensation expense	2,891	170	—	3,299	6,360
Plus: Non-recurring expenses	1,975	—	202	2,079	4,256
Plus: Non-cash fair value adjustments	—	—	(153)	—	(153)
Less: Tax on adjustments	(1,249)	(616)	1,248	1,108	491
Adjusted net income	$32,806	$3,929	$14,083	$(23,220)	$27,598

Adjusted net income	$32,806	$3,929	$14,083	$(23,220)	$27,598
Average stockholders’ equity	266,397	32,785	161,133	(54,978)	405,337
Adjusted return on average equity	12.3%	12.0%	8.7%	NM%	6.8%

(1)	Includes $7,598 gain on sale of our CLO management business.
(2)	Specifically associated with acquisition purchase accounting.

	Three Months Ended December 31, 2019
		Tiptree Capital
($ in thousands)	Insurance	Mortgage	Other	Corporate Expenses	Total
Income (loss) before taxes	$12,935	$1,772	$4,111	$(8,941)	$9,877
Less: Income tax (benefit) expense	(2,990)	(415)	(740)	(1,166)	(5,311)
Less: Net realized and unrealized gains (losses)	(2,192)	336	27	—	(1,829)
Plus: Intangibles amortization (1)	1,772	—	—	—	1,772
Plus: Stock-based compensation expense	1,067	—	—	783	1,850
Plus: Non-recurring expenses	167	—	—	1,494	1,661
Plus: Non-cash fair value adjustments	—	—	263	—	263
Less: Tax on adjustments	(148)	(96)	(6)	2,469	2,219
Adjusted net income	$10,611	$1,597	$3,655	$(5,361)	$10,502

Adjusted net income	$10,611	$1,597	$3,655	$(5,361)	$10,502
Average stockholders’ equity	271,105	33,342	170,402	(65,436)	409,413
Adjusted return on average equity	15.7%	19.2%	8.6%	NM%	10.3%

(1)	Specifically associated with acquisition purchase accounting.

Non-GAAP Financial Measures — Book value per share

Management believes the use of this financial measure provides supplemental information useful to investors as book value is frequently used by the financial community to analyze company growth on a relative per share basis. The following table provides a reconciliation between total stockholders’ equity and total shares outstanding, net of treasury shares.

($ in thousands, except per share information)	As of December 31, 2020
	2020	2019
Total stockholders’ equity	$373,538	$411,415
Less: Non-controlling interests	17,394	13,353
Total stockholders’ equity, net of non-controlling interests	$356,144	$398,062

Total common shares outstanding	32,682	34,563

Book value per share	$10.90	$11.52